December 4, 2020

TO:

Seabridge Gold Inc.

British Columbia Securities Commission

Ontario Securities Commission

Alberta Securities Commission

Financial and Consumer Affairs Authority of Saskatchewan

Manitoba Securities Commission

Nova Scotia Securities Commission

The Office of the Yukon Superintendent of Securities

Toronto Stock Exchange

United States Securities and Exchange Commission

Re:	Seabridge Gold Inc. (the "Company") Consent of Expert

Ladies and Gentlemen:

In connection with the Company's prospectus supplement dated December 4, 2020 (the "Supplement") to the Company's short form base shelf prospectus dated December 3, 2020, I, William Threlkeld, the Senior Vice President, Exploration of the Company and a Registered Professional Geologist, consent to the use of my name and authorize the use of the information represented in the Supplement as having been certified by me.

I confirm that I have read the Supplement and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the information represented in the Supplement as having been certified by me or within my knowledge as a result of the services performed by me in connection with such information.

Yours Truly, /s/William Threlkeld William Threlkeld, P.Geo